Triarc Companies, Inc.
                                 280 Park Avenue
                               New York, NY 10017
                                Tel 212-451-3000




                                                           For Immediate Release



CONTACT: Anne A. Tarbell
         (212) 451-3030
         www.triarc.com


               TRIARC EXTENDS $50 MILLION STOCK REPURCHASE PROGRAM


     New York, NY, December 16, 2004 -- Triarc Companies, Inc. (NYSE: TRY, TRY.B) announced today that it has extended its current $50 million Class A Common Stock and Class B Common Stock, Series 1, repurchase program until June 30, 2006 and replenished the amount available under the program to permit Triarc to purchase up to $50 million of Class A and Class B Common Stock on or after December 16, 2004. Under the existing program, since June 3, 2003, Triarc has repurchased approximately 125,000 shares of Class A Common Stock at an aggregate cost of approximately $1.4 million. The approximate $1.4 million replenishment and 18 month extension will allow the Company to continue repurchasing Class A and Class B shares when and if market conditions warrant and to the extent legally permissible.

     Commenting on the share repurchase program, Nelson Peltz, Triarc's Chairman and Chief Executive Officer, said: "We continue to carefully evaluate our options for the use of Triarc's significant liquidity. The extension of our share repurchase program will allow us to repurchase additional Triarc shares going forward. Our goal is to create value for our shareholders."

     Since 1998, Triarc has repurchased approximately $340 million of its stock, including approximately 10 million Class A Common Shares for approximately $214 million and all of the then outstanding approximately 6 million Class B Common Shares for approximately $127 million.

     As of October  29,  2004,  Triarc had  23,232,306  shares of Class A Common
Stock outstanding and 41,231,083 shares of Class B Common Stock, Series 1, outstanding.

     Triarc is a holding company and through its subsidiaries, the franchisor of the Arby's(R) restaurant system and the operator of approximately 235 restaurants located in the United States. Triarc also owns an approximate 64% capital interest in Deerfield & Company LLC, a Chicago-based alternative asset manager, offering a diverse range of fixed income strategies to institutional investors.
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                                 Note to Follow


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                                      Note

There can be no assurance that any share repurchases will be made in the future or that any such repurchases will result in additional shareholder value.